Exhibit 99.1

FOR IMMEDIATE RELEASE

July 18, 2014

Analysts:	Todd Beekman (todd.beekman@huntington.com), 614.480.3878
Mark Muth (mark.muth@huntington.com), 614.480.4720

Media:    Maureen Brown (maureen.brown@huntington.com), 614.480.5512

HUNTINGTON BANCSHARES INCORPORATED REPORTS 2014 SECOND QUARTER NET

INCOME OF $165 MILLION AND EARNINGS PER COMMON SHARE OF $0.19

STRATEGIC EXECUTION DRIVES 5% YEAR-OVER-YEAR REVENUE GROWTH

Specific highlights:

•	12% year-over-year increase in earnings per common share to $0.19

•	9% year-over-year increase in net income to $165 million

•	1.07% return on average assets, 10.8% return on average common equity

•	$3.7 billion, or 9%, year-over-year increase in average loans and leases

•	Efficiency ratio improved to 62.7% compared to 63.7% in the year-ago quarter

•	Net chargeoffs declined to 0.25% of average loans and leases, down from 0.34% in the year-ago quarter

•	12.1 million common shares repurchased at an average price of $9.17 per share

COLUMBUS, Ohio – Huntington Bancshares Incorporated (NASDAQ: HBAN; www.huntington.com) reported 2014 second quarter net income of $165 million, an increase of $14 million, or 9%, from the 2013 second quarter and an increase of $15 million, or 10%, from the 2014 first quarter. Earnings per common share were $0.19, an increase of $0.02 from both the year-ago and prior quarters.

The Board of Directors declared a quarterly cash dividend on the company’s common stock of $0.05 per common share. The dividend is payable October 1, 2014, to shareholders of record on September 17, 2014.

Performance Summary: Disciplined Growth Overcomes Market Pressures

“We are very pleased with our second quarter performance, which reflects our steadfast focus on executing our strategies,” said Steve Steinour, chairman, president and CEO. “We have been able to grow both total revenue and net interest income year over year. Net interest income was particularly noteworthy, as average loan growth of 9 percent allowed us to overcome continued pressure on the net interest margin from the low, flat yield curve. We also returned 97% of earnings to common shareholders, including $111 million of stock buybacks during the quarter, which demonstrates our belief in the future prospects of the company and our commitment to return capital to our shareholders.”

“Average loans increased $3.7 billion from the second quarter of 2013, driven by growth in commercial and auto lending, reflecting heightened consumer and business confidence in the economy,” said Steinour. “During the quarter, we announced and received approval from the OCC for the purchase of an additional 24 branches in Michigan, which is targeted to close in September. Also during the second quarter, retail banking customers surveyed by J.D. Power rated Huntington the “Highest Customer Satisfaction with Retail Banking in the North Central Region.†” Additionally, Huntington was the number one SBA lender in the country for the first nine months of the SBA’s fiscal year, even though we only lend in our six-state footprint. We also gave customers more convenience and ability to manage their money during the quarter with the rollout of the Quick Balance feature to our mobile banking – only the second bank in the country to offer this feature.”

Table 1 – Earnings Performance Summary

	2014		2013
($ in millions, except per share data)	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter
Net Income	$164.6	$149.1	$158.2	$178.8	$151.0
Diluted earnings per common share	0.19	0.17	0.18	0.20	0.17

Return on average assets	1.07%	1.01%	1.09%	1.27%	1.08%
Return on average common equity	10.8	9.9	10.5	12.3	10.4
Return on average tangible common equity	12.4	11.3	12.1	14.2	12.1
Net interest margin	3.28	3.27	3.28	3.34	3.38
Efficiency ratio	62.7	66.4	63.4	60.3	63.7

Tangible book value per common share	$6.48	$6.31	$6.26	$6.07	$5.87
Cash dividends declared per common share	0.05	0.05	0.05	0.05	0.05
Average diluted shares outstanding (000’s)	834,687	842,677	842,324	841,025	843,840

Average earning assets	$57,077	$54,961	$53,012	$51,247	$51,156
Average loans	45,024	43,423	43,139	41,994	41,280
Average core deposits	45,611	45,195	44,747	43,773	43,768

Tangible common equity / tangible assets ratio	8.38%	8.63%	8.82%	9.01%	8.76%
Tier 1 common risk-based capital ratio	10.26	10.60	10.90	10.85	10.71

NCOs as a % of average loans and leases	0.25%	0.40%	0.43%	0.53%	0.34%
NAL ratio	0.71	0.74	0.75	0.78	0.87
ACL as a % of total loans and leases	1.50	1.56	1.65	1.72	1.86

Table 2 lists certain items that Management believes are significant in understanding corporate performance and trends (see Basis of Presentation).

Table 2 – Significant Items Influencing Earnings

Three Months Ended (in millions, except per share)	Pre-Tax Impact	After-Tax Impact
	Amount	Amount (1)	EPS (2)
June 30, 2014 – net income		$165	$0.19

March 31, 2014 – net income		$149	$0.17
• Camco Financial acquisition, net	$(12)	(8)	(0.01)
• Addition to litigation reserves	(9)	(6)	(0.01)

†	Huntington National Bank received the highest numerical score among retail banks in the North Central Region in the proprietary J.D. Power 2014 Retail Banking Satisfaction StudySM. Based on 80,445 total responses measuring providers in the North Central region (IN, KY, MI, OH, & WV) and measures opinions of consumers with their primary banking provider. Proprietary study results are based on experiences and perceptions of consumers surveyed January 2014. Your experiences may vary. Visit jdpower.com.

	Pre-Tax Impact	After-Tax Impact
	Amount	Amount (1)	EPS (2)

December 31, 2013 – net income		$158	$0.18
• Franchise repositioning related expense	$(7)	(5)	(0.01)

September 30, 2013 – net income		$179	$0.20
• Pension curtailment gain	$34	22	0.03
• Franchise repositioning related expense	(17)	(11)	(0.01)

June 30, 2013 – net income		$151	$0.17

(1)	Favorable (unfavorable) impact on net income; 35% tax rate
(2)	EPS reflected on a fully diluted basis

Net Interest Income, Net Interest Margin, and Average Balance Sheet

Table 3 – Net Interest Income and Net Interest Margin Performance Summary

	2014		2013
	Second	First	Fourth	Third	Second	Change (%)
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Net interest income	$460.0	$437.5	$430.6	$424.9	$424.9	5%	8%
FTE adjustment	6.6	5.9	8.2	6.6	6.6	13	1

Net interest income - FTE	466.7	443.4	438.8	431.5	431.5	5	8
Noninterest income	250.1	248.5	249.9	253.8	251.9	1	(1)

Total revenue - FTE	$716.8	$691.9	$688.7	$685.3	$683.4	4%	5%

						Change bps
Yield / Cost						LQ	YOY
Total earning assets	3.53%	3.53%	3.58%	3.64%	3.68%	(0)	(15)
Total loans and leases	3.75	3.75	3.77	3.87	3.95	(0)	(20)
Total securities	2.57	2.52	2.60	2.41	2.38	5	18

Total interest-bearing liabilities	0.34	0.36	0.42	0.42	0.42	(2)	(7)
Total interest-bearing deposits	0.25	0.28	0.32	0.33	0.36	(3)	(10)

Net interest rate spread	3.18	3.17	3.15	3.20	3.26	1	(8)
Impact of noninterest-bearing funds on margin	0.10	0.10	0.13	0.14	0.12	(1)	(3)

Net interest margin	3.28%	3.27%	3.28%	3.34%	3.38%	1	(10)

See Page 8 of Quarterly Financial Supplement for additional rate detail.

Fully-taxable equivalent (FTE) net interest income increased $35 million, or 8%, from the 2013 second quarter. This reflected the benefit from the $5.9 billion, or 12%, increase in average earnings assets, including a $3.7 billion, or 9%, increase in average loans and leases and a $2.6 billion, or 28%, increase in average securities. This earning asset growth was partially offset by the 10 basis point decrease in the FTE net interest margin (NIM) to 3.28%. The NIM contraction reflected a 15 basis point decrease related to the mix and yield of earning assets partially offset by the 5 basis point reduction in funding costs. During the 2014 second quarter, net interest income and the NIM benefitted by $5 million and 4 basis points, respectively, from the unexpected pay-off of an acquired commercial real estate loan.

Table 4 – Average Earning Assets – Automobile and C&I Continue To Drive Growth

	2014		2013
	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	Change (%)
(in billions)						LQ	YOY

Average Loans and Leases
Commercial and industrial	$18.3	$17.6	$17.7	$17.0	$17.0	4%	7%
Commercial real estate	5.0	4.9	4.9	4.9	5.0	3	1

Total commercial	23.3	22.5	22.6	21.9	22.0	3	6

Automobile	7.3	6.8	6.5	6.1	5.3	8	39
Home equity	8.4	8.3	8.3	8.3	8.3	0	1
Residential mortgage	5.6	5.4	5.3	5.3	5.2	4	7
Other consumer	0.4	0.4	0.4	0.4	0.5	(1)	(17)

Total consumer	21.7	20.9	20.6	20.1	19.2	4	13

Total loans and leases	45.0	43.4	43.1	42.0	41.3	4	9

Total securities	11.7	11.2	9.5	8.8	9.1	4	28
Held-for-sale and other earning assets	0.4	0.4	0.4	0.4	0.8	5	(50)
Total earning assets	$57.1	$55.0	$53.0	$51.2	$51.2	4%	12%

See Page 6 of Quarterly Financial Supplement for additional detail.

Average loans and leases increased $3.7 billion, or 9%, from the prior year, driven by:

•	$2.1 billion, or 39%, increase in average Automobile loans, as originations remained strong and we continued to portfolio all of the production.

•	$1.2 billion, or 7%, increase in average Commercial and Industrial (C&I) loans and leases, reflecting growth in the specialty lending verticals, automobile dealer floorplan lending, and business banking.

•	$0.4 billion, or 7%, increase in average residential mortgage loans as a result of increased customer demand for Adjustable Rate Mortgages (ARMs).

Table 5 – Average Liabilities – Focus on Core Customer Relationships and Reducing Funding Costs Continues to Drive Shift in Funding Mix

	2014		2013
	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	Change (%)
(in billions)						LQ	YOY
Average Deposits
Demand deposits - noninterest bearing	$13.5	$13.2	$13.3	$13.1	$12.9	2%	5%
Demand deposits - interest bearing	5.9	$5.8	$5.8	$5.8	$5.9	3	0

Total demand deposits	19.4	19.0	19.1	18.9	18.8	2	3
Money market deposits	17.7	17.6	16.8	15.7	15.1	0	17
Savings and other domestic deposits	5.1	5.0	4.9	5.1	5.0	2	1
Core certificates of deposit	3.4	3.6	3.9	4.2	4.8	(5)	(28)

Total core deposits	45.6	45.2	44.7	43.8	43.8	1	4
Other domestic deposits of $250,000 or more	0.3	0.3	0.3	0.3	0.3	(8)	(19)
Brokered deposits and negotiable CDs	2.1	1.8	1.4	1.6	1.8	16	16
Other deposits	0.3	0.3	0.4	0.4	0.3	(4)	0

Total deposits	48.3	47.6	46.8	46.0	46.2	1	4

Short- and long-term borrowings	6.3	4.9	3.7	3.0	2.7	29	130

Total Interest-bearing liabilities	$41.1	$39.3	$37.2	$35.9	$36.1	5%	14%

See Page 6 of Quarterly Financial Supplement for additional detail.

Average total core deposits increased $1.9 billion, or 4%, from the year-ago quarter, including a $0.6 billion, or 5%, increase in noninterest bearing deposits. Average interest-bearing liabilities increased $5.0 billion, or 14%, from the 2013 second quarter, reflecting:

•	$3.6 billion, or 130%, increase in short- and long-term borrowings, which were used to efficiently finance balance sheet growth while continuing to manage the overall cost of funds. Included in the increase are $2.1 billion of bank-level debt and $0.4 billion of parent-level debt issued over the past year.

•	$2.6 billion, or 17%, increase in money market deposits, reflecting the strategic focus on customer growth and increased share-of-wallet among both consumer and commercial customers.

Partially offset by:

•	$1.3 billion, or 28%, decrease in average core certificates of deposit due to the strategic focus on changing the funding sources to no-cost demand deposits and lower cost money market deposits.

Noninterest Income

Table 6 – Noninterest Income – Continued Momentum in Electronic Banking and Service Charges on Deposit Accounts Largely Offset Mortgage Banking Declines

	2014		2013
	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	Change (%)
(in millions)						LQ	YOY
Noninterest Income
Service charges on deposit accounts	$72.6	$64.6	$70.0	$72.9	$68.0	12%	7%
Mortgage banking income	22.7	23.1	24.3	23.6	33.7	(2)	(33)
Trust services	29.6	29.6	30.7	30.5	30.7	0	(4)
Electronic Banking	26.5	23.6	24.3	24.3	23.3	12	13
Insurance income	16.0	16.5	15.6	17.3	17.2	(3)	(7)
Brokerage Income	17.8	17.1	15.1	16.5	19.5	4	(9)
Bank owned life insurance income	13.9	13.3	13.8	13.7	15.4	4	(10)
Capital markets fees	10.5	9.2	12.3	12.8	12.2	14	(14)
Gain on sale of loans	3.9	3.6	7.1	5.1	3.3	10	17
Securities (losses) gains	0.5	17.0	1.2	0.1	(0.4)	(97)	NR
Other income	36.0	31.0	35.4	37.0	28.9	16	25

Total noninterest income	$250.1	$248.5	$249.9	$253.8	$251.9	1%	(1)%

NR-Not relevant

Noninterest income decreased $2 million, or less than 1%, from the year-ago quarter, primarily reflecting:

•	$11 million, or 33%, decrease in mortgage banking income, reflecting a 49% reduction in origination and secondary marketing revenue as originations decreased 23% and gain-on-sale margins compressed.

Partially offset by:

•	$7 million, or 25%, increase in other income primarily related to commercial loan fees and credit card fees, as our new credit card products were launched last year.

•	$5 million, or 7%, increase in service charges on deposit accounts reflecting 8% consumer household and 1% commercial relationship growth and changing customer usage patterns.

Compared to the 2014 first quarter, noninterest income increased $2 million, or less than 1%. This increase reflected typical seasonality within service charges on deposit accounts, which increased $8 million, or 12%, and a $3 million, or 12%, increase in electronic banking. These were mostly offset by a $16 million, or 97%, decrease in securities gains.

Noninterest Expense

Table 7 – Noninterest Expense – Expense Discipline Remains a Focus

	2014		2013
	Second	First	Fourth	Third	Second	Change (%)
(in millions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Noninterest Expense
Personnel costs	$260.6	$249.5	$249.6	$229.3	$263.9	4%	(1)%
Outside data processing and other services	54.3	51.5	51.1	49.3	49.9	6	9
Net occupancy	28.7	33.4	32.0	35.6	27.7	(14)	4
Equipment	28.7	28.8	28.8	28.2	24.9	(0)	15
Marketing	14.8	10.7	13.7	12.3	14.2	39	4
Deposit and other insurance expense	10.6	13.7	10.1	11.2	13.5	(23)	(21)
Amortization of intangibles	9.5	9.3	10.3	10.4	10.4	2	(8)
Professional services	17.9	12.2	11.6	12.5	9.3	46	92
Other expense	33.4	51.0	39.0	34.6	32.1	(35)	4

Total noninterest expense	$458.6	$460.1	$446.0	$423.3	$445.9	(0)%	3%

(in thousands)
Number of employees (Average full-time equivalent)	12.0	11.8	11.8	12.1	12.1	1%	(1)%

Noninterest expense increased $13 million, or 3%, from the year-ago quarter, reflecting:

•	$9 million, or 92%, increase in professional services, $5 million of which is one-time consulting expense related to strategic planning.

•	$4 million, or 9%, increase in outside data processing and other services, reflecting higher debit and credit card processing costs and other technology expense.

•	$4 million, or 15%, increase in equipment expense, reflecting technology investments and the near-complete rollout of enhanced ATMs.

Partially offset by:

•	$3 million, or 1%, decrease in personnel costs, reflecting the curtailment of the pension plan at the end of 2013 partially offset by annual compensation increases.

Noninterest expense decreased $1 million, or less than 1%, from the 2014 first quarter. When adjusting for the $22 million of Significant Items in the 2014 first quarter, noninterest expense increased $21 million. Personnel costs increased $11 million, or 4%, primarily reflecting the implementation of compensation and benefits increases. Marketing increased $4 million, or 39%, due to the seasonal increase in campaigns and promotions. Net occupancy expense decreased $5 million, or 14%, primarily related to the prior quarter’s snow removal expenses, as well as $2 million of one-time expenses related to the Camco acquisition and conversion. Other expense decreased $18 million, or 35%, as the 2014 first quarter included the $9 million addition to litigation reserves and a $3 million goodwill impairment.

Credit Quality

Table 8 – Summary Credit Quality Metrics – Positive Credit Trends Continue

	2014		2013
($ in thousands)	Jun. 30	Mar. 31	Dec. 31	Sep. 30	Jun. 30
Total nonaccrual loans and leases	$324,957	$327,158	$322,056	$333,106	$363,547
Total other real estate, net	34,695	35,691	27,664	29,154	21,066
Other NPAs (1)	2,440	2,440	2,440	12,000	12,087

Total nonperforming assets	$362,092	$365,289	$352,160	$374,259	$396,699
Accruing loans and leases past due 90 days or more	85,367	98,412	76,209	94,966	94,123

NPAs + accruing loans and leases past due 90 days or more	$447,459	$463,701	$428,369	$469,225	$490,822

NAL ratio (2)	0.71%	0.74%	0.75%	0.78%	0.87%
NPA ratio (3)	0.79	0.82	0.82	0.88	0.95
(NPAs+90 days)/(Loans+OREO)	1.08	1.17	1.20	1.29	1.38

Provision for credit losses	$29,385	$24,630	$24,331	$11,400	$24,722
Net charge-offs	28,642	42,986	46,447	55,742	34,790
Net charge-offs / Average total loans	0.25%	0.40%	0.43%	0.53%	0.34%

Allowance for loans and lease losses	$635,101	$631,918	$647,870	$666,030	$733,076

Allowance for unfunded loan commitments and letters of credit	56,927	59,368	62,899	66,857	44,223

Allowance for credit losses (ACL)	$692,029	$691,286	$710,769	$732,887	$777,299

ACL as a % of:
Total loans and leases	1.50%	1.56%	1.65%	1.72%	1.86%
NALs	213	211	221	220	214
NPAs	191	191	202	196	196

(1)	Other nonperforming assets includes certain impaired investment securities.
(2)	Total NALs as a % of total loans and leases.
(3)	Total NPAs as a % of sum of loans and leases, impaired loans held for sale, and net other real estate.

See Pages 11-14 of Quarterly Financial Supplement for additional detail.

Nonaccrual loans and leases (NALs) decreased $39 million, or 11%, compared to a year ago to $325 million, or 0.71% of total loans and leases. Nonperforming assets (NPAs) decreased $35 million, or 9%, to $362 million, or 0.79% of total loans and leases, OREO, and other NPAs.

The provision for credit losses increased $5 million, or 16%, compared to the year-ago quarter reflecting the substantial loan growth during the current quarter tempered by the slight improvement in asset quality measures. Net charge-offs (NCOs) decreased $6 million, or 18%, to $29 million consistent with our expectations. The consumer portfolios drove the bulk of the quarterly decline, continuing the positive trend exhibited over the past three quarters. NCOs equated to an annualized 0.25% of average loans and leases in the current quarter compared to 0.34% in the year-ago quarter.

The period-end allowance for credit losses (ACL) as a percentage of total loans and leases decreased to 1.50% from 1.86% a year ago, while the ACL as a percentage of period-end total NALs decreased to 213% from 214%. The decrease in the ACL as a percent of total loans is consistent with the improved credit quality metrics.

Capital

Table 9 – Capital Ratios – Active Capital Management and Balance Sheet Growth Reduce Capital Ratios

	2014		2013
(in millions)	Jun. 30	Mar. 31	Dec. 31	Sep. 30	Jun. 30
Tangible common equity / tangible assets ratio	8.38%	8.63%	8.82%	9.01%	8.76%

Tier 1 common risk-based capital ratio	10.26%	10.60%	10.90%	10.85%	10.71%

Regulatory Tier 1 risk-based capital ratio	11.56%	11.95%	12.28%	12.36%	12.24%
Excess over 6.0% (1)	$2,949	$3,042	$3,121	$3,096	$3,000

Regulatory Total risk-based capital ratio	13.67%	14.13%	14.57%	14.67%	14.57%
Excess over 10.0% (1)	$1,946	$2,111	$2,271	$2,274	$2,197

Total risk-weighted assets	$53,035	$51,120	$49,690	$48,687	$48,080

(1)	“Well-capitalized” regulatory threshold

See Page 15 of Quarterly Financial Supplement for additional detail.

The tangible common equity to tangible assets ratio at June 30, 2014, was 8.38%, down 38 basis points from a year ago. Our Tier 1 common risk-based capital ratio was 10.26%, down from 10.71% a year ago. The regulatory Tier 1 risk-based capital ratio at June 30, 2014, was 11.56%, down from 12.24% a year ago.

The decreases in the capital ratios were due to balance sheet growth and share repurchases that were partially offset by retained earnings and the stock issued in the Camco acquisition. Specifically, all capital ratios were impacted by the repurchase of 28.7 million common shares over the last four quarters, 12.1 million of which were repurchased during the 2014 second quarter. The decrease in the regulatory Tier 1 risk-based capital ratio also reflected the redemption of $50 million of qualifying preferred securities on December 31, 2013. These declines were offset partially by the increase in retained earnings as well as the issuance of 8.7 million common shares in the Camco acquisition.

Income Taxes

The provision for income taxes in the 2014 second quarter was $57 million and $55 million in the 2013 second quarter. The effective tax rates for the 2014 second quarter and 2013 second quarter were 25.9% and 26.8%, respectively. At June 30, 2014, we had a net federal deferred tax asset of $82 million and a net state deferred tax asset of $47 million. As of June 30, 2014 and June 30, 2013, there was no disallowed deferred tax asset for regulatory capital purposes.

Expectations

“We are optimistic about the continued growth in our local economies and the growing benefit from previous investments, which are driving our robust pipelines,” said Steinour. “Nevertheless, the rate environment and competitive pressures will continue to be challenging. We remain committed to achieving positive operating leverage for the 2014 full year and will continue to manage the franchise proactively in concert with our outlook.”

Net interest income is expected to increase modestly. We anticipate an increase in earning assets as total loans moderately grow and investment securities increase modestly. However, those benefits to net interest income are expected to be partially offset by continued downward pressure on NIM. We continue to maintain a disciplined approach to loan and deposit pricing; however, asset yields remain under pressure, and the opportunity to reduce funding costs further is diminishing.

Noninterest income, excluding the impact of any net MSR activity, is expected to remain near the current quarter’s level. In July, we will implement the previously announced change in our consumer service charges on deposits that is expected to have an approximate quarterly negative impact of $6 million. We expect that continued organic consumer household and business relationship growth coupled with the completion of the Michigan branch acquisitions will help offset this reduction.

Noninterest expense, excluding one-time items, is expected to remain near the current quarter’s reported level. We will continue to look for ways to reduce expenses, while not impacting our previously announced growth strategies and our high level of customer service.

Asset quality metrics are expected to trend favorably, although moderate quarterly volatility also is expected given the absolute low level of problem assets and credit costs. NPAs are expected to show continued improvement. We anticipate NCOs will remain within or below our long-term normalized range of 35 to 55 basis points.

The effective tax rate for the remainder of 2014 is expected to be in the range of 25% to 28%, primarily reflecting the impacts of tax-exempt income, tax-advantaged investments, general business credits, and the change in accounting for investments in qualified affordable housing projects.

Conference Call / Webcast Information

Huntington’s senior management will host an earnings conference call on July 18, 2014, at 10:00 a.m. (Eastern Time). The call may be accessed via a live Internet webcast at www.huntington-ir.com or through a dial-in telephone number at (877) 684-3807; Conference ID# 62273675. Slides will be available at www.huntington-ir.com about an hour prior to the call. A replay of the webcast will be archived in the Investor Relations section of Huntington’s web site, www.huntington.com. A telephone replay will be available approximately two hours after the completion of the call through August 1, 2014, at (855) 859-2056 or (404) 537-3406; conference ID# 62273675.

Please see the 2014 Second Quarter Quarterly Financial Supplement for additional detailed financial performance metrics. This document can be found at: http://www.huntington-ir.com

Forward-looking Statement

This document contains certain forward-looking statements, including certain plans, expectations, goals, projections, and statements, which are subject to numerous assumptions, risks, and uncertainties. Forward-looking statements may be identified by words such as expect, anticipate, believe, intend, estimate, plan, target, goal, or similar expressions, or future or conditional verbs such as will, may, might, should, would, could, or similar variations.

While there is no assurance that any list of risks and uncertainties or risk factors is complete, below are certain factors which could cause actual results to differ materially from those contained or implied in the forward-looking statements: (1) worsening of credit quality performance due to a number of factors such as the underlying value of collateral that could prove less valuable than otherwise assumed and assumed cash flows may be worse than expected; (2) changes in general economic, political, or industry conditions; uncertainty in U.S. fiscal and monetary policy, including the interest rate policies of the Federal Reserve Board; volatility and disruptions in global capital and credit markets; (3) movements in interest rates; (4) competitive pressures on product pricing and services; (5) success, impact, and timing of our business strategies, including market acceptance of any new products or services implementing our “Fair Play” banking philosophy; (6) changes in accounting policies and principles and the accuracy of our assumptions and estimates used to prepare our financial statements; (7) extended disruption of vital infrastructure; (8) the final outcome of significant litigation; (9) the nature, extent, timing, and results of governmental actions, examinations, reviews, reforms, regulations, and interpretations, including those related to the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Basel III regulatory capital reforms, as well as those involving the OCC, Federal Reserve, FDIC, and CFPB; and (10) the outcome of judicial and regulatory decisions regarding practices in the residential mortgage industry, including among other things the processes followed for foreclosing residential mortgages. Additional factors that could cause results to differ materially from those described above can be found in Huntington’s 2013 Annual Report on Form 10-K, and documents subsequently filed by Huntington with the Securities and Exchange Commission. All forward-looking statements included in this document are based on information available at the time of the release. Huntington assumes no obligation to update any forward-looking statement.

Basis of Presentation

Use of Non-GAAP Financial Measures

This document may contain GAAP financial measures and non-GAAP financial measures where management believes it to be helpful in understanding Huntington’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this second quarter earnings release, conference call slides, or the Form 8-K related to this document, all of which can be found on Huntington’s website at www.huntington-ir.com.

Significant Items

From time to time, revenue, expenses, or taxes are impacted by items judged by Management to be outside of ordinary banking activities and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that their outsized impact is believed by Management at that time to be infrequent or short term in nature. We refer to such items as “Significant Items”. Most often, these Significant Items result from factors originating outside the Company – e.g., regulatory actions/assessments, windfall gains, changes in accounting principles, one-time tax assessments/refunds, litigation actions, etc. In other cases they may result from Management decisions associated with significant corporate actions out of the ordinary course of business – e.g., merger/restructuring charges, recapitalization actions, goodwill impairment, etc.

Even though certain revenue and expense items are naturally subject to more volatility than others due to changes in market and economic environment conditions, as a general rule volatility alone does not define a Significant Item. For example, changes in the provision for credit losses, gains/losses from investment activities, asset valuation write-downs, etc., reflect ordinary banking activities and are, therefore, typically excluded from consideration as a Significant Item.

Management believes the disclosure of “Significant Items”, when appropriate, aids analysts/investors in better understanding corporate performance and trends so that they can ascertain which of such items, if any, they may wish to include/exclude from their analysis of the Company’s performance - i.e., within the context of determining how that performance differed from their expectations, as well as how, if at all, to adjust their estimates of future performance accordingly. To this end, Management has adopted a practice of listing “Significant Items” in its external disclosure documents (e.g., earnings press releases, quarterly performance discussions, investor presentations, Forms 10-Q and 10-K).

“Significant Items” for any particular period are not intended to be a complete list of items that may materially impact current or future period performance. A number of items could materially impact these periods, including those described in Huntington’s 2013 Annual Report on Form 10-K and other factors described from time to time in Huntington’s other filings with the Securities and Exchange Commission.

Annualized Data

Certain returns, yields, performance ratios, or quarterly growth rates are presented on an “annualized” basis. This is done for analytical and decision-making purposes to better discern underlying performance trends when compared to full-year or year-over-year amounts. For example, loan and deposit growth rates, as well as net charge-off percentages, are most often expressed in terms of an annual rate like 8%. As such, a 2% growth rate for a quarter would represent an annualized 8% growth rate.

Fully-Taxable Equivalent Interest Income and Net Interest Margin

Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. This adjustment puts all earning assets, most notably tax-exempt municipal securities and certain lease assets, on a common basis that facilitates comparison of results to results of competitors.

Earnings per Share Equivalent Data

Significant income or expense items may be expressed on a per common share basis. This is done for analytical and decision-making purposes to better discern underlying trends in total corporate earnings per share performance excluding the impact of such items. Investors may also find this information helpful in their evaluation of the Company’s financial performance against published earnings per share mean estimate amounts, which typically exclude the impact of Significant Items. Earnings per share equivalents are usually calculated by applying a 35% effective tax rate to a pre-tax amount to derive an after-tax amount, which is divided by the average shares outstanding during the respective reporting period. Occasionally, when the item involves special tax treatment, the after-tax amount is disclosed separately, with this then being the amount used to calculate the earnings per share equivalent.

Rounding

Please note that columns of data in this document may not add due to rounding.

About Huntington

Huntington Bancshares Incorporated is a $64 billion asset regional bank holding company headquartered in Columbus, Ohio. The Huntington National Bank, founded in 1866, and its affiliates provide full-service commercial, small business, and consumer banking services; mortgage banking services; treasury management and foreign exchange services; equipment leasing; wealth and investment management services; trust services; brokerage services; customized insurance brokerage and service programs; and other financial products and services. The principal markets for these services are Huntington’s six-state retail banking franchise: Ohio, Michigan, Pennsylvania, Indiana, West Virginia, and Kentucky. The primary distribution channels include a banking network of more than 700 traditional branches and convenience branches located in grocery stores and retirement centers, and through an array of alternative distribution channels including internet and mobile banking, telephone banking, and more than 1,400 ATMs. Through automotive dealership relationships within its six-state retail banking franchise area and selected other Midwest and New England states, Huntington also provides commercial banking services to the automotive dealers and retail automobile financing for dealer customers.

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